Exhibit 10.9

Design and Build Contract (Contract)
M E M O R A N D U M O F A G R E E M E N T (MOA)

PROPOSED NEW CONSTRUCTION OF

This Agreement is hereby made

BETWEEN

Mr.

(Hereinafter called the “Employer”) of the one part, joint owners of

AND

SPRINGVIEW ENTERPRISES PTE LTD

(Hereinafter called “SV”)

of

Block 203 (A), Henderson Road, #06-01, Henderson Industrial Park

Singapore 159546

Tel: 6271 2282 / 6271 0968 Fax: 6274 9711

1. Contract Sum

* Subject to applicable deductions for work not required etc

(Inclusive Of GST)

2. Construction Period

[*] months

(Inclusive of Sat, Sun and Public holiday)

(From BCA Permit to Commence Work Date to the BCA TOP Inspection Date)

Prepared by	Confirmed by

Mr.
Date:	Date :

It is hereby agreed as follows:

Article 1:	Builder Team

Project Builder

Springview Enterprises Pte Ltd ( SV )

Whereas:

(a)	The Employer is desirous of accepting the design, construction and maintenance of this work, with requirements issued to SV.

(b)	SV has submitted final proposal for carrying out this work, which include statement of sum required for carrying out necessary work towards completion, in accordance with the Contract.

Article 2:	Employer’s Responsibilities

(a)	Authorizations

Obtaining the necessary Legal Authorizations with regards to the Property, Banks or Financial Institutions, dealings with Government Departments and the adjacent neighbors.

(b)	Employer’s requirement

This is being communicated to SV , and represented in this SV MOA, together with the Scope of Works and Quotation No. 1 and the Architectural Plans. SV shall deliver this project to befit for purpose to the Employer.

(c)	Confirmation of design work

Formulating a Design Brief, with assistance of the Designer of SV. Participation in the design process to arrive at the agreed design layout plans.

(d)	Decision making

Decisions on design will be accepted only from the Employer unless he officially delegates this authority to his Employer’s Representative (ER) - see Article 3

(e)	Changes to inform SV

2 - 3 minor amendments to the layout proposal shall be included in this MOA. In the event of more major changes, SV shall be entitled to Extension of Time (EOT), and/or Variation Cost to be advised accordingly and agreed by the Employer. The Employer shall keep SV informed of any impending changes to the design in good lead-time.

Article 3:	Employer’s Representative (ER)

An Employer’s Representative (ER) is nominated by the Employer to acton his/her behalf during the contract period, details as below:

Nominated ER:__________________________,	NRIC:____________________________

Role of ER:

(a) Acts for Employer under any contract condition

(b) ER’s scope of workshall be advised by the Employer

Article 4:	SV’s Responsibilities

SV will carryout and complete the Design, Construction and Maintenance of the works, and remedy any defects therein in conformity in all respects.

(a)	Building design

Formulation of Preliminary Concept Design and Development of Final Construction Drawings, in consultation with the Employer.

(b)	Development cost

The Preparation of a Development Cost and Material Specifications with an agreed monetary sumshall be established for Employer’s acceptance. During construction period, SV shall exercise careful Cost Control management in accordance with the Development Cost.

(c)	Construction work

Construction of Project is based on agreed Architectural Plan and Material Specifications, using competent labour and methods to achieve the completion of work, within the stipulated timeframe. The Employer may request for additional changes,which may result in amendment of plans, variation works and extension of time.

(d)	Authority approvals

All proposed designs in this contract are subject to approvals from Government Authorities. SV shall obtain necessary Authorities approvals with regards to construction works. Date of attainment of Certificates is subject to Government compliance. In the event that there are unforeseen regulatory requirements which are not within this specified contract, SV shall be entitled to a variation claim for this work.

(e)	Attainment of TOP

BCA TOP Inspection date not later than [*] months from commencement date. Date for attainment of TOP will be after the TOP inspection date subject to BCA’s processing of documents. SV to ensure the whole work shall be suitable for beneficial use and fit for occupation and full compliance with all government statutory requirements and passed tests or inspections that may be prescribed under the Contractor by the appropriate government regulations.

(f)	Attainment of Certificate of Statutory Completion (CSC)

Within 12 months after TOP, SV shall ensure Final Compliance with government departments to obtain CSC Certificate.

Article 5:	Architectural and Mechanical & Electrical (M&E) Plans

Architectural and M&E Layout Plans are our mutually agreed contractual set of drawings, which SV shall strictly adhere for physical construction of the building. Any further requests for changes by either party, must be mutually agreed upon in writing.

In such a case, SV shall prepare amendment plans accordingly. SV shall be entitled to charge additional professional fees (in accordance to Singapore Institute of Architect’s prescribed scale) for amendment of architectural and M&E plans and detail drawings which arise due to Employer’s request.

Article 6:	Variation Works

All additional works shall only commence upon Employer’s confirmation of quotations and the variation works may result in extension of time.

Article 7:	Flexibility for SV

During the course of work, SV shall be entitled to modify the architectural and structural details for ease and efficiency of site construction, or due to unforeseen site constraints, and/or for any other reasonable reasons.

However, SV shall ensure that these changes do not affect the overall aesthetics, good results, structural integrity as well as the function and performance of the final building. SV must obtain the Employer’s written consent to any of these changes prior to any change.

SV shall also ensure proper compliance to various government regulations in order to attain final TOP and CSC certificates.

Article 8:	Schedule of Payment

(a)	Payment arrangement

Payments,including submission of fees to various relevant Authorities with regards to the Project, shall be settled within the Agreed Time Frame and upon successful completion of the project milestones as defined in the Schedule of Payment. Upon receipt of SV’s invoices viae-mail, with original copy to be sent by mail, Employershall promptly make payment within 7 (seven) calendar days.

(b)	Retention sum

A retention sum of 2.5% of final contract sum, to be withheld by the Employer and to be released upon the Expiry of Maintenance Period or upon the Employer’s endorsement that all defects have been made good pursuance to Article 14 (d), whichever is later.

Article 9:	Employer’s default in Payments

In the event that the Employer fails to settle Progress Payments within the agreed time frame for reasons other than the Employer’s dissatisfaction with the works including but not limited to the quality and/or progress of the works, SV reserves the right to claim for interest on late payment at 10% p.a., suspend the site work, and eventually to terminate this contract.

In the event of the Employer’s default in payments as defined above, SV is entitled to be granted Extension of Time and fair compensation by the Employer.

Article 10:	SV’s failure to perform

In the event that SV has failed to fulfil its obligations under the Contract, the Employer reserves their rights to terminate the contract and claim compensation from SV.

If SV fails to complete the works within the agreed timeframe for completion of the works, SV shall be liable for a Liquidated Damages amount of $200 per day to the Employer unless an extension of time has been granted by the Employer under Article 12.

Article 11:	Settlement of Disputes

If a dispute arises, the parties shall endeavor to settle the dispute through direct negotiations, failing which, the dispute shall be referred to the Court of the Republic of Singapore.

Article 12:	Extension of Time

SV may apply to Employer for an Extension of Time for delay before the TOP date for any of the following reasons:

(a)	Variations work such as major additional works or changes involved due to Employer’s additional requests or site constraints.

(b)	Employer’s late confirmation of the proposed Materials, Design Drawings and Prime Cost (PC) Sum.

(c)	Acts or omissions of other sub-contractors and suppliers engaged directly by the Employer which is not reflected in the contract.

(d)	Any act of prevention or breach of contract by the Employer, or any matter in respect of which under the terms of this contract the Employer gives SV an indemnity.

(e)	Failure of the employer to afford site possession to SV.

Article 12:	Extension of Time (continued)

(f)	Complaint from surrounding neighbors unless caused by the due negligence or misconduct of SV or its employees or sub-contractors.

(g)	Industrial action by workmen, strikes or embargoes provided they are not due to any unreasonable actor default of SV or any of its sub-contractors, director indirect. (Not applicable)

(h)	Exceptionally adverse weather conditions such as storm or heavy rain leading to flood.

(i)	Fire, Storm, lightning, or aerial object provided they are not due to any act, negligence, default, omission or breach of contract by SV or any of its sub- contractors, director indirect, whether in failing to take reasonable steps to protect the works or otherwise.

(k)	War, hostilities, insurgency, terrorism, civil commotions or riots.

(I)	Shortage of goods or materials which could not reasonably have been foreseen at the date of the Contract resulting from domestic or foreign government actions or regulations notwithstanding SV’s readiness by himself or his sub-contractors director indirect to pay a reasonable price therefore.

(m)	All applications for Extension of Time by SV and any approval of such applications by the Employer are to be communicated in writing. SV’s notice has to be given as soon as is practicable and not later than 2 months after SV became aware of (or should have become aware of) the event giving rise to the claim.

Article 13:	Practical Completion Date or attainment of Temporary Occupation Permit

(a)	Handover Inspection

SV shall inform the Employer in writing of the Practical Completion of building work and arrange for Handover Inspection.

If the works satisfy the requirements of the Authority for obtaining the Temporary Occupation Permit (TOP), the Employer shall consider the Works as completed in accordance with the provisions of the Contract.

(b)	Certain Specialty Work or Prime Cost Items and Works by Others

Landscaping and related work, Interior Carpentry work or any works by others shall be excluded from the Practical Completion Date.

(c)	Works to be carried out during Maintenance Period

After the Handover Inspection, SV shall carryout minor rectification works to defects and/or any touch-up works to Employer’s satisfaction.

Any outstanding minor works which can be completed after removal of SV’s site organization and all major plant or equipment, and without unreasonable disturbance to the Employer’s occupation of the property, SV shall be entitled to carryout such works during the Maintenance Period.

Article 14:	Maintenance Period

12 months from the attainment of TOP date. SV is to perform follow-up service in maintenance and repairs, after the handover to Employer at the end of this period of time.

(a)	Minor Outstanding Work

SV shall complete the minor outstanding works listed and in accordance with the terms recorded during handover inspection.

(b)	Schedule of Defects

No later than 30 days after the expiry of the Maintenance Period, the Employer shall deliver a Schedule of Defects specifying all remaining defects, omissions and other faults apparent at the date of delivery of the Schedule of Defects.

(c)	Rectification Work

Upon receipt of Schedule of Defects from the Employer, SV shall proceed with necessary rectification works.

Article 14:	Maintenance Period (Cont’d)

(d)	Employer’s Endorsement and Acknowledgement

When all defects listed in the schedule have been made goodbySV, the Employer shall endorse and acknowledge that SV has successfully completed all defective works.

(e)	Defects Due to Wear and Tear by Employer

Any defects on the main building work and fixtures installed by SV, due to wear and tear or mishandling by others, are not included in the warranty of this contract. The warranty for waterproofing shall be for 10 years from TOP date.

(f)	Final Discharge

SV shall be finally discharged from any further physical attendance upon the Works for the purpose of making good the defects listed in the final Schedule of Defects. However this shall not prejudice any other rights of the Employer in regard to defective work, or any other breaches of contract whether previously or subsequently discovered.

(g)	Release of Retention

Upon SV’s final discharge as defined under Article 14 (f) and in accordance to SV’s entitlement for final Retention sum payment under Article 8(b),within seven (7) days upon receipts of invoice from SV, the Employer shall release the final Retention Sum Payment.

Article 15:	Governing Law

This contract shall be governed by and construed in accordance with the laws of the Republic of Singapore. It may not be assigned or transferred to any person or entity unless with the mutual consent of either party.

Article 16:	Protection to neighbours’houses

SV is responsible to exercise prevention and care in protecting neighborhood from dust and noise disturbance beyond intolerance level.

SV is responsible to ensure neighboring houses are structurally not affected by the reconstruction work under this Contract.

These Articles are hereby jointly agreed and witnessed by the following signatories:

Mr.
EMPLOYER

Employer’s Signature

Date:

Witness:	in the presence of:

Witness’s Signature

SV

Springview Enterprises Pte Ltd’s Signature

Date:

Witness:	in the presence of:

Witness’s Signature